Exhibit 99.1

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of

Dawson Geophysical Company

We have audited Dawson Geophysical Company’s internal control over financial reporting as of September 30, 2014, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (1992 framework) (the COSO criteria). Dawson Geophysical Company’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Dawson Geophysical Company maintained, in all material respects, effective internal control over financial reporting as of September 30, 2014, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Dawson Geophysical Company as of September 30, 2014 and 2013, and the related consolidated statements of operations and comprehensive (loss) income, stockholders’ equity and cash flows for each of the two years in the period ended September 30, 2014 of Dawson Geophysical Company and our report dated December 15, 2014 expressed and unqualified opinion thereon.

/s/ Ernst & Young LLP

Dallas, Texas

December 15, 2014

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of

Dawson Geophysical Company

We have audited the accompanying consolidated balance sheets of Dawson Geophysical Company as of September 30, 2014 and 2013, and the related consolidated statements of operations and comprehensive (loss) income, stockholders’ equity and cash flows for each of the two years in the period ended September 30, 2014. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Dawson Geophysical Company at September 30, 2014 and 2013, and the consolidated results of its operations and its cash flows for each of the two years in the period ended September 30, 2014, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Dawson Geophysical Company’s internal control over financial reporting as of September 30, 2014, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (1992 framework), and our report dated December 15, 2014 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Dallas, Texas

December 15, 2014

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Dawson Geophysical Company:

We have audited the accompanying consolidated statements of operations and comprehensive income (loss), stockholders’ equity, and cash flows of Dawson Geophysical Company for the year ended September 30, 2012. The consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of Dawson Geophysical Company’s operations and its cash flows for the year ended September 30, 2012, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Dallas, Texas

December 5, 2012

DAWSON GEOPHYSICAL COMPANY

CONSOLIDATED BALANCE SHEETS

	September 30,	September 30,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$22,753,000	$52,405,000
Short-term investments	27,000,000	23,500,000
Accounts receivable, net of allowance for doubtful accounts of $250,000 at September 30, 2014 and September 30, 2013	39,995,000	37,488,000
Prepaid expenses and other assets	2,420,000	737,000
Current deferred tax asset	5,977,000	1,664,000
Total current assets	98,145,000	115,794,000

Property, plant and equipment	337,922,000	325,464,000
Less accumulated depreciation	(173,428,000)	(152,231,000)
Net property, plant and equipment	164,494,000	173,233,000
Total assets	$262,639,000	$289,027,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,720,000	$15,880,000
Accrued liabilities:
Payroll costs and other taxes	1,998,000	1,850,000
Other	4,097,000	6,154,000
Deferred revenue	801,000	3,438,000
Current maturities of notes payable and obligations under capital leases	6,752,000	9,258,000
Total current liabilities	24,368,000	36,580,000

Long-term liabilities:
Notes payable and obligations under capital leases less current maturities	4,933,000	3,697,000
Deferred tax liability	33,808,000	35,690,000
Total long-term liabilities	38,741,000	39,387,000

Commitments and contingencies

Stockholders’ equity:
Preferred stock-par value $1.00 per share; 5,000,000 shares authorized, none outstanding	—	—
Common stock-par value $.33 1/3 per share; 50,000,000 shares authorized, 8,065,233 and 8,056,943 shares issued and outstanding at September 30, 2014 and September 30, 2013, respectively	2,688,000	2,686,000
Additional paid-in capital	96,086,000	94,846,000
Retained earnings	100,973,000	115,528,000
Accumulated other comprehensive loss, net of tax	(217,000)	—
Total stockholders’ equity	199,530,000	213,060,000
Total liabilities and stockholders’ equity	$262,639,000	$289,027,000

See accompanying notes to the consolidated financial statements.

DAWSON GEOPHYSICAL COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME

	Years Ended September 30,
	2014	2013	2012
Operating revenues	$261,683,000	$305,299,000	$319,274,000
Operating costs:
Operating expenses	223,336,000	234,660,000	258,970,000
General and administrative	16,083,000	13,364,000	11,205,000
Depreciation	40,168,000	37,095,000	32,498,000
	279,587,000	285,119,000	302,673,000

(Loss) income from operations	(17,904,000)	20,180,000	16,601,000
Other income (expense):
Interest income	73,000	63,000	28,000
Interest expense	(535,000)	(660,000)	(629,000)
Other income (expense)	466,000	(13,000)	516,000
(Loss) income before income tax	(17,900,000)	19,570,000	16,516,000

Income tax benefit (expense)
Current	(787,000)	(817,000)	(490,000)
Deferred	6,067,000	(8,273,000)	(4,913,000)
	5,280,000	(9,090,000)	(5,403,000)
Net (loss) income	$(12,620,000)	$10,480,000	$11,113,000

Other comprehensive loss
Net unrealized loss on foreign exchange rate translation, net of tax	$(217,000)	$—	$—
Comprehensive (loss) income	$(12,837,000)	$10,480,000	$11,113,000
Basic (loss) income per share attributable to common stock	$(1.59)	$1.31	$1.40
Diluted (loss) income per share attributable to common stock	$(1.59)	$1.31	$1.39
Cash dividend declared per share of common stock	$0.24	$—	$—
Weighted average equivalent common shares outstanding	7,959,452	7,879,614	7,841,722
Weighted average equivalent common shares outstanding-assuming dilution	7,959,452	7,920,365	7,877,107

See accompanying notes to the consolidated financial statements.

DAWSON GEOPHYSICAL COMPANY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

				Accumulated
	Common Stock		Additional	Other
	Number		Paid-in	Comprehensive	Retained
	Of Shares	Amount	Capital	Loss	Earnings	Total
Balance September 30, 2011	7,910,885	$2,637,000	$91,591,000	—	$93,935,000	$188,163,000
Net income					11,113,000	11,113,000
Stock-based compensation expense			1,245,000			1,245,000
Issuance of common stock as compensation	7,234	3,000	241,000			244,000
Exercise of stock options	9,750	3,000	181,000			184,000
Issuance of restricted stock awards and unearned compensation	103,500	34,000	(34,000)			—
Balance September 30, 2012	8,031,369	2,677,000	93,224,000	—	105,048,000	200,949,000
Net income					10,480,000	10,480,000
Stock-based compensation expense			1,394,000			1,394,000
Issuance of common stock as compensation	14,484	5,000	398,000			403,000
Forfeiture of restricted stock awards	(900)	—	—			—
Shares exchanged for taxes on stock-based compensation	(20,160)	(7,000)	(767,000)			(774,000)
Exercise of stock options	32,150	11,000	597,000			608,000
Balance September 30, 2013	8,056,943	2,686,000	94,846,000	—	115,528,000	213,060,000
Net loss					(12,620,000)	(12,620,000)
Unrealized loss on foreign exchange rate translation				(345,000)
Income tax benefit				128,000
Other comprehensive loss				(217,000)		(217,000)
Stock-based compensation expense			1,054,000			1,054,000
Issuance of common stock as compensation	5,515	2,000	169,000			171,000
Issuance of common stock under stock compensation plans including tax effect	1,500	—	(1,000)			(1,000)
Shares exchanged for taxes on stock-based compensation	(475)	—	(14,000)			(14,000)
Exercise of stock options	1,750	—	32,000			32,000
Dividends paid					(1,935,000)	(1,935,000)
Balance September 30, 2014	8,065,233	$2,688,000	$96,086,000	$(217,000)	$100,973,000	$199,530,000

See accompanying notes to the consolidated financial statements.

DAWSON GEOPHYSICAL COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended September 30,
	2014	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(12,620,000)	$10,480,000	$11,113,000

Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	40,168,000	37,095,000	32,498,000
Noncash compensation	1,225,000	1,797,000	1,489,000
Deferred income tax (benefit) expense	(6,067,000)	8,273,000	4,913,000
Provision for bad debt	—	63,000	327,000
Other	(57,000)	(118,000)	192,000

Change in current assets and liabilities:
(Increase) decrease in accounts receivable	(2,507,000)	16,168,000	32,670,000
(Increase) decrease in prepaid expenses and other assets	(1,683,000)	25,000	3,359,000
Decrease in accounts payable	(3,467,000)	(2,952,000)	(1,593,000)
Decrease in accrued liabilities	(1,909,000)	(223,000)	(2,439,000)
Decrease in deferred revenue	(2,637,000)	(29,000)	(6,149,000)
Net cash provided by operating activities	10,446,000	70,579,000	76,380,000

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures, net of noncash capital expenditures summarized below	(35,281,000)	(48,485,000)	(44,832,000)
Proceeds from maturity of short-term investments	29,250,000	10,750,000	500,000
Acquisition of short-term investments	(32,750,000)	(30,250,000)	(4,500,000)
Proceeds from disposal of assets	2,686,000	481,000	252,000
Net cash used by investing activities	(36,095,000)	(67,504,000)	(48,580,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable	10,000,000	983,000	9,346,000
Principal payments on notes payable	(10,823,000)	(8,898,000)	(5,814,000)
Principal payments on capital lease obligations	(932,000)	(736,000)	(220,000)
Proceeds from exercise of stock options	32,000	608,000	184,000
Dividends paid	(1,935,000)	—	—
Net cash (used) provided by financing activities	(3,658,000)	(8,043,000)	3,496,000
Effect of exchange rate changes in cash and cash equivalents	(345,000)	—	—
Net (decrease) increase in cash and cash equivalents	(29,652,000)	(4,968,000)	31,296,000

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	52,405,000	57,373,000	26,077,000

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$22,753,000	52,405,000	$57,373,000

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$537,000	$688,000	$618,000
Cash paid for income taxes	$735,000	$1,665,000	$262,000
Cash received for income taxes	$3,000	$42,000	$3,258,000

NONCASH INVESTING AND FINANCING ACTIVITIES:
(Decrease) increase in accrued purchases of property and equipment	$(1,693,000)	$288,000	$1,405,000
Capital lease obligations incurred	$485,000	$1,296,000	$1,427,000

See accompanying notes to the consolidated financial statements.

DAWSON GEOPHYSICAL COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.                       Summary of Significant Accounting Policies

Organization and Nature of Operations

The Company is a leading provider of onshore seismic data acquisition and processing services. Founded in 1952, the Company acquires and processes 2-D, 3-D and multi-component seismic data for its clients, ranging from major oil and gas companies to independent oil and gas operators as well as providers of multi-client data libraries. The Company operates in the lower 48 states of the United States and in Canada.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Dawson Seismic Services Holdings, Inc. and Dawson Seismic Services ULC. All significant intercompany balances and transactions have been eliminated in consolidation.

Cash Equivalents

For purposes of the financial statements, the Company considers demand deposits, certificates of deposit, overnight investments, money market funds and all highly liquid debt instruments purchased with an initial maturity of three months or less to be cash equivalents.

Allowance for Doubtful Accounts

Management prepares its allowance for doubtful accounts receivable based on its review of past-due accounts, its past experience of historical write-offs and its current client base. While the collectability of outstanding client invoices is continually assessed, the inherent volatility of the energy industry’s business cycle can cause swift and unpredictable changes in the financial stability of the Company’s clients.

Property, Plant and Equipment

Property, plant and equipment is capitalized at historical cost and depreciated over the useful life of the asset. Management’s estimation of this useful life is based on circumstances that exist in the seismic industry and information available at the time of the purchase of the asset. As circumstances change and new information becomes available, these estimates could change.

Depreciation is computed using the straight-line method. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the balance sheet, and any resulting gain or loss is reflected in the results of operations for the period.

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment when triggering events occur suggesting deterioration in the assets’ recoverability or fair value. Recognition of an impairment charge is required if future expected undiscounted net cash flows are insufficient to recover the carrying value of the assets and the fair value of the assets is below the carrying value of the assets. Management’s forecast of future cash flows used to perform impairment analysis includes estimates of future revenues and expenses based on the Company’s anticipated future results while considering anticipated future oil and natural gas prices which is fundamental in assessing demand for the Company’s services. If the carrying amounts of the assets exceed the estimated expected undiscounted future cash flows, the Company measures the amount of possible impairment by comparing the carrying amount of the assets to the fair value. No impairment charges were recognized for the years ended September 30, 2014, 2013 or 2012.

Leases

The Company leases certain equipment and vehicles under lease agreements. The Company evaluates each lease to determine its appropriate classification as an operating or capital lease for financial reporting purposes. Any lease that does not meet the criteria for a capital lease is accounted for as an operating lease. The assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair market value of the related assets. Assets under capital leases are amortized using the straight-line method over the initial lease term. Amortization of assets under capital leases is included in depreciation expense.

Revenue Recognition

Services are provided under cancelable service contracts. These contracts are either “turnkey” or “term” agreements. Under both types of agreements, the Company recognizes revenues when revenue is realizable and services have been performed. Services are defined as the commencement of data acquisition or processing operations. Revenues are considered realizable when earned according to the terms of the service contracts. Under turnkey agreements, revenue is recognized on a per unit of data acquired rate as services are performed. Under term agreements, revenue is recognized on a per unit of time worked rate as services are performed. In the case of a cancelled service contract, revenue is recognized and the client is billed for services performed up to the date of cancellation.

The Company receives reimbursements for certain out-of-pocket expenses under the terms of the service contracts. Amounts billed to clients are recorded in revenue at the gross amount including out-of-pocket expenses that are reimbursed by the client.

In some instances, clients are billed in advance of services performed. In those cases, the Company recognizes the liability as deferred revenue. As services are performed, those deferred revenue amounts are recognized as revenue.

In some instances, the contract contains certain permitting, surveying and drilling costs that are incorporated into the per unit of data acquired rate. In these circumstances, these set-up costs that occur prior to initiating revenue recognition are capitalized and amortized as data is acquired.

Stock-Based Compensation

The Company measures all employee stock-based compensation awards, which include stock options, restricted stock, restricted stock units and common stock awards, using the fair value method and recognizes compensation cost, net of estimated forfeitures, in its financial statements. The Company records compensation expense as operating or general and administrative expense as appropriate in the Consolidated Statements of Operations and Comprehensive (Loss) Income on a straight-line basis over the vesting period of the related stock options or restricted stock awards.

Foreign Currency Translation

The U.S. Dollar is the reporting currency for all periods presented. The functional currency of the Company’s foreign subsidiaries is generally the local currency. All assets and liabilities denominated in a foreign currency are translated into U.S. Dollars at the exchange rate on the balance sheet date. Income and expenses are translated at the average exchange rate during the period. Equity transactions are translated using historical exchange rates. Adjustments resulting from translation are recorded as a separate component of accumulated other comprehensive (loss) income in the consolidated balance sheets. Foreign currency transaction gains (losses) are included in the Consolidated Statements of Operations and Comprehensive (Loss) Income under other income (expense).

Income Taxes

The Company accounts for income taxes by recognizing amounts of taxes payable or refundable for the current year and by using an asset and liability approach in recognizing the amount of deferred tax assets and liabilities for the future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. Management determines deferred taxes by identifying the types and amounts of existing temporary differences, measuring the total deferred tax asset or liability using the applicable tax rate in effect for the year in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates of deferred tax assets and liabilities is recognized in income in the year of an enacted rate change. The deferred tax asset is reduced by a valuation allowance if, based on available evidence, it is more likely than not that some portion or all of the deferred tax asset will not be realized. Management’s methodology for recording income taxes requires judgment regarding assumptions and the use of estimates, including determining the annual effective tax rate and the valuation of deferred tax assets, which can create variances between actual results and estimates and could have a material impact on the Company’s provision or benefit for income taxes. The Company’s effective tax rates differ from the statutory federal rate of 35% for certain items such as state and local taxes, non-deductible expenses, discrete items and expenses related to share-based compensation that were not expected to result in a tax deduction.

Use of Estimates in the Preparation of Financial Statements

Preparation of the accompanying financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Because of the use of assumptions and estimates inherent in the reporting process, actual results could differ from those estimates.

2.                       Short-Term Investments

The Company had short-term investments at September 30, 2014 and 2013 consisting of certificates of deposit with original maturities greater than three months, but less than a year. Certificates of deposit are limited to one per United States banking institution and no single investment exceeded the FDIC insurance limit at September 30, 2014 or 2013.

3.                       Fair Value of Financial Instruments

At September 30, 2014 and 2013, the Company’s financial instruments included cash and cash equivalents, short-term investments in certificates of deposit, trade and other receivables, other current assets, accounts payable, other current liabilities, the Term Note, the Second Term Note, the Third Term Note and the DSS Term Note (each as defined below). Due to the short-term maturities of cash and cash equivalents, trade and other receivables, other current assets, accounts payables and other current liabilities, the carrying amounts approximate fair value at the respective balance sheet dates. The carrying value of the Company’s Term Note and Second Term Note approximate their fair value due to the fact that the interest rates on the Term Note and Second Term Note are reset each month based on the prevailing market interest rate. The Company’s Third Term Note approximates its fair value based on a comparison with the prevailing market interest rate. The Company’s DSS Term Note approximates its fair value based on a comparison with the prevailing market interest rates. Due to the short-term maturities of the Company’s investments in certificates of deposit, the carrying amounts approximate fair value at the respective balance sheet dates. The fair values of the Company’s notes payable and investments in certificates of deposit are Level 2 measurements in the fair value hierarchy.

4.                       Property, Plant and Equipment

Property, plant and equipment, together with the related estimated useful lives, were as follows:

	September 30,
	2014	2013	Useful Lives
Land, building and other	$13,848,000	$10,822,000	3 to 40 years
Recording equipment	206,517,000	197,134,000	5 to 10 years
Line clearing equipment	1,084,000	937,000	5 years
Vibrator energy sources	78,119,000	80,309,000	5 to 15 years
Vehicles	36,730,000	35,623,000	1.5 to 10 years
Other(a)	1,624,000	639,000	—
	337,922,000	325,464,000
Less accumulated depreciation	(173,428,000)	(152,231,000)
Net property, plant and equipment	$164,494,000	$173,233,000

(a)                  Other represents accumulated costs associated with equipment fabrication and modification not yet completed.

5.                       Supplemental Consolidated Balance Sheet Information

Accounts receivable consist of the following at September 30, 2014 and 2013:

	September 30,
	2014	2013
Trade and accrued trade receivables	$39,445,000	$36,751,000
Allowance for doubtful accounts	(250,000)	(250,000)
Accrued receivable for workers’ compensation stop loss policy	355,000	495,000
Other	445,000	492,000
Total accounts receivable	$39,995,000	$37,488,000

Other current liabilities consist of the following at September 30, 2014 and 2013:

	September 30,
	2014	2013
Accrued self-insurance reserves	$1,524,000	$1,865,000
Accrued profit sharing	—	1,313,000
Income and franchise taxes payable	96,000	243,000
Accrued insurance premiums	—	805,000
Other accrued expenses and current liabilities	2,477,000	1,928,000
Total other current liabilities	$4,097,000	$6,154,000

6.                       Debt

The Company’s revolving line of credit loan agreement is with Frost Bank (formerly Western National Bank). Western National Bank merged into Frost Bank effective June 20, 2014. The agreement was renewed June 2, 2013 under the same terms as the previous agreement. The agreement permits the Company to borrow, repay and reborrow, from time to time until June 2, 2015, up to $20.0 million based on the borrowing base calculation as defined in the agreement. The Company’s obligations under this agreement are secured by a security interest in its accounts receivable, equipment and related collateral. Interest on the facility accrues at an annual rate equal to either the 30-day London Interbank Offered Rate (“LIBOR”), plus two and one-quarter percent, or the Prime Rate, minus three-quarters percent, as the Company directs monthly, subject to an interest rate floor of 4%. Interest on the outstanding amount under the loan agreement is payable monthly. The loan agreement contains customary covenants for credit facilities of this type, including limitations on disposition of assets, mergers and reorganizations. The Company is also obligated to meet certain financial covenants under the loan agreement, including maintaining specified ratios with respect to cash flow coverage, current assets and liabilities and debt to tangible net worth. The Company was in compliance with all covenants including specified ratios as of September 30, 2014 and has the full line of credit available for borrowing. The Company has not utilized the revolving line of credit during the fiscal years ended September 30, 2014 or 2013.

The Company’s credit loan agreement includes a term loan feature under which the Company has three outstanding term loans. The first two term loans were confirmed and brought under the renewed credit loan agreement in June 2013, while the other term loan was entered into in December 2013. In June 2011, the Company entered into the first term loan by obtaining $16,427,000 in financing for the purchase of Geospace Technologies GSR equipment (“Term Note”). The Term Note was repaid according to its terms over a period of 36 months at $485,444 per month plus any applicable interest in excess of 4%. Interest on the Term Note accrued at an annual rate equal to either the 30-day LIBOR, plus two and one-quarter percent, or the Prime Rate, minus three-quarters percent, as the Company directed monthly, subject to an interest rate floor of 4%, and otherwise had the same terms as the revolving line of credit. The Term Note was collateralized by a security interest in the Company’s accounts receivable, equipment and related collateral and matured on June 30, 2014.

In May 2012, the Company entered into a Multiple Advance Term Note (“Second Term Note”) under its credit loan agreement. Subject to the terms of the Third Term Note described below, the Second Term Note allows the Company to borrow from time to time up to $15.0 million to purchase equipment. The outstanding principal under the Second Term Note is amortized over a period of 36 months. The Second Term Note bears interest at an annual rate equal to either the 30-day LIBOR, plus two and one-quarter percent, or the Prime Rate, minus three-quarters percent, as the Company directs monthly, subject to an interest rate floor of 3.75%, and otherwise has the same terms as the revolving line of credit. The Second Term Note is collateralized by a security interest in the Company’s accounts receivable, equipment and related collateral and matures with all outstanding balances due on May 2, 2015. In July 2012, the Company borrowed $9,346,000 under the Second Term Note to purchase Geospace Technologies GSR recording equipment.

In December 2013, the Company entered into a second Multiple Advance Term Note (“Third Term Note”) under its credit loan agreement. The Third Term Note allows the Company to borrow from time to time up to $10.0 million to purchase equipment. Per the agreement, the Company will be unable to receive an advance for the remainder of the $15.0 million balance of the Second Term Note. The outstanding principal under the Third Term Note is amortized over a period of 36 months. The Third Term Note bears interest at an annual fixed rate equal to 3.16%, and otherwise has the same terms as the revolving line of credit. The Third Term Note is collateralized by a security interest in the Company’s accounts receivable, equipment and related collateral and matures with all outstanding balances due on December 2, 2016. In December 2013, the Company borrowed the full amount of $10.0 million under the Third Term Note to purchase Geospace Technologies GSX recording equipment.

In February 2013, the Company’s subsidiary DSS entered into a promissory note (“DSS Term Note”) with Wells Fargo Equipment Finance Company. DSS obtained $983,000 in financing for the purchase of equipment. The DSS Term Note is repayable over a period of 36 months at $28,980 per month and bears interest at an implied annual fixed rate of 3.84%. The DSS Term Note is collateralized by a security interest in the DSS equipment and matures with all outstanding balances due on February 5, 2016.

During fiscal 2012, the Company began leasing vehicles from Enterprise Fleet Management under capital leases. These capital lease obligations are payable in 36 to 60 monthly installments and mature between December 2014 and November 2017. At September 30, 2014, the Company had leased 101 vehicles under these capital leases.

The Company’s notes payable and obligations under capital leases consist of the following:

	September 30, 2014	September 30, 2013
Term Note	$—	$4,770,000
Second Term Note	2,287,000	5,616,000
Third Term Note	7,594,000	—
DSS Term Note	483,000	801,000
Revolving line of credit	—	—
Obligations under capital leases	1,321,000	1,768,000
	$11,685,000	$12,955,000
Less current maturities of notes payable and obligations under capital leases	(6,752,000)	(9,258,000)
	$4,933,000	$3,697,000

The aggregate maturities of the notes payable and obligations under capital leases at September 30, 2014 are as follows:

October 2014 — September 2015	$6,752,000
October 2015 — September 2016	3,903,000
October 2016 — September 2017	1,020,000
October 2017 — September 2018	10,000
$11,685,000

7.                       Stock-Based Compensation

At September 30, 2014, the Company had one stock-based compensation plan. The awards outstanding under this plan and the associated accounting treatment are discussed below.

In fiscal year 2007, the Company adopted the Dawson Geophysical Company 2006 Stock and Performance Incentive Plan (the “Plan”). The Plan provides for the issuance of up to 750,000 shares of authorized Company common stock which may be awarded to officers, directors, employees and consultants of the Company in various forms including options, common stock grants, restricted stock grants, restricted stock units and others. Stock option grant prices awarded under the Plan may not be less than the fair market value of the common stock subject to such option on the grant date, and the term of stock options shall extend no more than ten years after the grant date.

Incentive Stock Options:

The Company estimates the fair value of each stock option on the date of grant using the Black-Scholes option pricing model. The expected volatility is based on historical volatility of the Company’s stock. The expected term represents the average period that the Company expects stock options to be outstanding and is determined based on the Company’s historical experience. The risk free interest rate used by the Company as the discounting interest rate is based on the U.S. Treasury rates on the grant date for securities with maturity dates of approximately the expected term. As the Company had not historically declared dividends and did not expect to declare dividends at the time of grant, the dividend yield used in the calculation was zero. Actual value realized, if any, is dependent on the future performance of the Company’s common stock and overall stock market conditions. There is no assurance the value realized by an option holder will be at or near the value estimated by the Black-Scholes model.

A summary of the Company’s employee stock options as of September 30, 2014 as well as activity during the year then ended is presented below.

	Number of Optioned Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term in Years	Aggregate Intrinsic Value ($000)
Balance as of September 30, 2013	93,400	$18.91
Exercised	(1,750)	$18.91
Forfeited	(500)	$18.91
Balance as of September 30, 2014	91,150	$18.91	4.17	$—
Exercisable as of September 30, 2014	91,150	$18.91	4.17	$—

No options were granted or vested during fiscal years 2014, 2013 or 2012. The total intrinsic value of options exercised during fiscal years 2014, 2013 and 2012 was $13,000, $518,000 and $173,000, respectively. All options outstanding vested prior to fiscal 2014.

Outstanding options at September 30, 2014 expire in December 2018 and have an exercise price of $18.91. There was no unrecognized compensation costs related to stock option awards as of September 30, 2014.

Stock options issued under the Plan are incentive stock options. No tax deduction is recorded when options are awarded. If an exercise and sale of vested options results in a disqualifying disposition, a tax deduction for the Company occurs. For the years ended September 30, 2014, 2013 and 2012, there were no excess tax benefits from disqualifying dispositions.

Cash received from option exercises under all share-based payment arrangements during the years ended September 30, 2014, 2013 and 2012 was $32,000, $608,000 and $184,000, respectively.

The Company did not recognize compensation expense associated with stock option awards in fiscal 2014 and recognized $62,000 and $362,000 in fiscal years 2013 and 2012, respectively, which are included in operating or general and administrative expense, as appropriate, in the Consolidated Statements of Operations and Other Comprehensive (Loss) Income.

Restricted Stock Awards:

There were no restricted stock grants in 2014 or 2013. The Company granted 103,500 shares of restricted stock to employees in fiscal year 2012. The weighted average grant date fair value of restricted stock awards in fiscal year 2012 was $23.55. The fair value of the restricted stock granted equals the market price on the grant date and vests in fiscal 2015.

A summary of the status of the Company’s nonvested restricted stock awards as of September 30, 2014 and changes during the year then ended is presented below.

	Number of Restricted Share Awards	Weighted Average Grant Date Fair Value
Nonvested restricted shares outstanding September 30, 2013	103,500	$23.55
Vested	—	$—
Forfeited	—	$—
Nonvested restricted shares outstanding September 30, 2014	103,500	$23.55

The Company recognized compensation expense related to restricted stock awards of $821,000, $1,307,000 and $883,000 in fiscal years 2014, 2013 and 2012, respectively, which is included in operating or general and administrative expense as appropriate in the Consolidated Statements of Operations and Other Comprehensive (Loss) Income. As of September 30, 2014, there was approximately $552,000 of unrecognized compensation cost related to nonvested restricted stock awards granted. This cost is expected to be recognized over a weighted average period of 0.69 years.

Restricted Stock Units:

Beginning in 2013, the Company began granting restricted stock units. The Company granted 21,411 and 2,000 restricted stock units in 2014 and 2013, respectively, with a weighted average grant date fair value of $31.91 and $27.14, respectively. The fair value of restricted stock units equals the market price on the grant date.

A summary of the status of the Company’s nonvested restricted stock unit awards as of September 30, 2014 and changes during the year then ended is presented below.

	Number of Restricted Share Units	Weighted Average Grant Date Fair Value
Nonvested restricted share units outstanding September 30, 2013	2,000	$27.14
Granted	21,411	$31.91
Vested	(1,500)	$28.33
Nonvested restricted share units outstanding September 30, 2014	21,911	$31.72

The Company recognized compensation expense related to restricted stock units of $233,000 and $25,000 in fiscal years 2014 and 2013, respectively, which is included in operating or general and administrative expense as appropriate in the Consolidated Statements of Operations and Other Comprehensive (Loss) Income. The Company did not recognize compensation expense associated with restricted stock units in fiscal 2012. As of September 30, 2014, there was approximately $486,000 of unrecognized compensation cost related to nonvested restricted stock units. This cost is expected to be recognized over a weighted average period of 2.14 years.

Common Stock Awards:

The Company granted common shares with immediate vesting to outside directors and employees in fiscal years 2014, 2013 and 2012:

	Number of Shares Granted	Weighted Average Grant Date Fair Value
2014	5,515	$30.99
2013	14,484	$27.83
2012	7,234	$33.64

The Company recognized expense of $171,000, $403,000 and $244,000 in fiscal years 2014, 2013 and 2012, respectively, in operating or general and administrative expense as appropriate in the Consolidated Statements of Operations and Other Comprehensive (Loss) Income.

8.                       Dividends

On February 3, 2014, the Company’s Board of Directors approved the commencement of the payment of an $0.08 per share quarterly cash dividend to shareholders, subject to capital availability and a determination that cash dividends continue to be in the best interest of the Company. Quarterly dividends were paid on February 24, 2014, May 30, 2014, and August 26, 2014 to shareholders of record at the close of business on February 14, 2014, May 16, 2014, and August 15, 2014, respectively, representing an aggregate dividend on each payment date of approximately $645,000 based on the number of issued and outstanding shares of Common Stock as of the applicable declaration date, or approximately $1,935,000 during fiscal 2014.

The Board of Directors may from time to time, in conjunction with management, evaluate supplemental dividend payments depending on the Company’s financial results, capital requirements and overall market conditions.

9.                       Employee Benefit Plans

The Company provides a 401(k) plan as part of its employee benefits package in order to retain quality personnel. During fiscal years 2014, 2013 and 2012, the Company elected to match 100% of the employee contributions up to a maximum of 6% of the participant’s gross salary. The Company’s matching contributions for fiscal 2014, 2013 and 2012 were approximately $1,895,000, $1,747,000 and $1,521,000, respectively.

10.                Advertising Costs

Advertising costs are charged to expense as incurred. Advertising costs totaled $223,000, $319,000 and $340,000 during the fiscal years ended September 30, 2014, 2013 and 2012, respectively.

11.                Income Taxes

The Company’s components of (loss) income before income taxes are as follows:

	Year Ended September 30,
	2014	2013	2012
(Loss) income before income taxes
Domestic	$(11,671,000)	$23,019,000	$16,936,000
Foreign	(6,229,000)	(3,449,000)	(420,000)
Total	$(17,900,000)	$19,570,000	$16,516,000

The Company recorded income tax benefit in the current year of $5,280,000, as compared to expense of $9,090,000 and $5,403,000 in 2013 and 2012, respectively.

Income tax (benefit) expense from operations is comprised of the following:

	Year Ended September 30,
	2014	2013	2012
Current federal (benefit) expense	$(74,000)	$124,000	$(10,000)
Current state expense	633,000	693,000	500,000
Foreign tax expense	228,000	—	—
Deferred federal (benefit) expense	(5,489,000)	6,251,000	4,737,000
Deferred state (benefit) expense	(578,000)	2,022,000	176,000
Total	$(5,280,000)	$9,090,000	$5,403,000

The income tax provision differs from the amount computed by applying the statutory federal income tax rate to (losses) income from continuing operations before income taxes as follows:

	Year Ended September 30,
	2014	2013	2012
Tax (benefit) expense computed at statutory rate of 35%	$(6,265,000)	$6,850,000	$5,781,000
Change in valuation allowance	1,506,000	1,265,000	—
State income tax (benefit) expense, net of federal tax	32,000	1,486,000	433,000
Foreign losses	(1,506,000)	(987,000)	—
Transaction costs	332,000	—	(1,353,000)
Other	621,000	476,000	542,000
Income tax (benefit) expense	$(5,280,000)	$9,090,000	$5,403,000

The principal components of the Company’s net deferred tax liability are as follows:

	September 30,
	2014	2013
Deferred tax assets:
Deferred revenue	$297,000	$1,255,000
Restricted stock	756,000	390,000
Workers’ compensation	148,000	224,000
State tax net operating loss (NOL) carry forward	792,000	802,000
Federal tax NOL carry forward	11,205,000	9,012,000
Foreign tax NOL carry forward	2,441,000	952,000
Self-insurance	286,000	286,000
Canadian start-up costs	337,000	405,000
AMT credit carry forward	312,000	310,000
Other	565,000	166,000
Total gross deferred tax assets	17,139,000	13,802,000
Less valuation allowance	(2,771,000)	(1,265,000)
Total net deferred tax assets	14,368,000	12,537,000
Deferred tax liabilities:
Property and equipment	(42,199,000)	(46,563,000)
Total deferred tax liabilities	(42,199,000)	(46,563,000)
Net deferred tax liability	$(27,831,000)	$(34,026,000)
Current portion of net deferred tax asset/liability	$5,977,000	$1,664,000
Non-current portion of net deferred tax asset/liability	(33,808,000)	(35,690,000)
Total net deferred tax liability	$(27,831,000)	$(34,026,000)

At September 30, 2014, the Company had a gross NOL for U.S. federal income tax purposes of approximately $32,012,000. This NOL will begin to expire in 2031. The Company will carry forward the net federal NOL of approximately $11,205,000. The Company also had net state NOLs that will affect state taxes of approximately $792,000 at September 30, 2014. State NOLs will begin to expire in 2015. Carryback provisions are not allowed by all states, accordingly the state NOLs give rise to a deferred tax asset. Several of these carry forwards are primarily available in states where the Company believes the assets cannot be deemed to be more likely than not realizable. Based on management’s belief that the net operating loss carry forwards are not realizable, a $278,000 valuation allowance was maintained to offset these deferred tax assets as of September 30, 2014. The Company also has Canadian deferred tax assets that will begin to expire in 2032. The Company has recorded a valuation allowance of $2,492,000 against the Canadian deferred tax asset because management believes it is currently not more likely than not to be realizable.

The Company did not have any unrecognized tax benefits in fiscal 2014 or 2013. The Company’s policy is to recognize interest and penalties related to unrecognized tax benefits in income tax expense. There were no interest and penalties recognized in fiscal 2014 or 2013. In fiscal year 2012, there were interest and penalties included in the Consolidated Statements of Operations and Other Comprehensive (Loss) Income of $(98,000).

12.                Net (Loss) Income per Share Attributable to Common Stock

Net (loss) income per share attributable to common stock is calculated using the two-class method. The two-class method is an allocation method of calculating earnings (loss) per share when a company’s capital structure includes participating securities that have rights to undistributed earnings. The Company’s employees and officers that hold unvested restricted stock are entitled to dividends when the Company pays dividends.

The Company’s basic net (loss) income per share attributable to common stock is computed by reducing the Company’s net (loss) income by the net income allocable to unvested restricted stockholders that have a right to participate in earnings. The Company’s employees and officers that hold unvested restricted stock do not participate in losses because they are not contractually obligated to do so. The undistributed earnings are allocated based on the relative percentage of the weighted average shares of unvested restricted stock and the total of the weighted average common shares outstanding plus the weighted average unvested restricted stock shares. The basic net (loss) income per share attributable to common stock is computed by dividing the net (loss) income attributable to common stock by the weighted average shares outstanding. The Company’s dilutive net (loss) income per share attributable to common stock is computed by adjusting basic net (loss) income per share attributable to common stock by diluted income allocable to unvested restricted stock divided by weighted average diluted shares outstanding. A reconciliation of the basic and diluted earnings (loss) per share attributable to common stock is as follows:

	Year Ended September 30,
	2014	2013	2012(a)
	(in 000’s)
Net (loss) income	$(12,620)	$10,480	$11,113
Income allocable to unvested restricted stock	(25)	(136)	(158)
Basic (loss) income attributable to common stock	$(12,645)	$10,344	$10,955
Reallocation of participating earnings	—	1	—
Diluted (loss) income attributable to common stock	$(12,645)	$10,345	$10,955
Weighted average common shares outstanding:
Basic:	7,959,452	7,879,614	7,841,722
Dilutive common stock options and restricted stock units	—	40,751	35,385
Diluted:	7,959,452	7,920,365	7,877,107
Basic (loss) income attributable to a share of common stock	$(1.59)	$1.31	$1.40
Diluted (loss) income attributable to a share of common stock	$(1.59)	$1.31	$1.39

(a)                  The 2012 earnings per share calculations have been adjusted for the two-class method to reflect restricted shares that were not reflected as participating in the prior period. Basic earnings per share as previously reported for the year ended September 30, 2012 was $1.42. Diluted earnings per share as previously reported for the year ended September 30, 2012 was $1.40. Basic weighted average shares outstanding as previously reported for the year ended September 30, 2012 was 7,841,722. Diluted weighted average shares outstanding as previously reported for the year ended September 30, 2012 was 7,931,593. The impact on all prior period financial statements is deemed immaterial.

The Company had a net loss in 2014. As a result, all stock options and restricted stock units were antidilutive and excluded from weighted average shares used in determining the loss attributable to a share of common stock for the period.

The following weighted average numbers of certain securities have been excluded from the calculation of diluted (loss) income per share attributable to common stock, as their effects would be anti-dilutive.

	Year Ended September 30,
	2014	2013	2012
Stock options	92,100	—	—
Restricted stock units	18,962	—	—
Total	111,062	—	—

Shares of 103,500, 103,500 and 184,600 unvested restricted stock at September 30, 2014, 2013 and 2012, respectively, are included in common stock outstanding as such shares have a nonforfeitable right to participate in any dividends that might be declared and have the right to vote. Weighted average shares of unvested restricted stock included in common stock outstanding were as follows:

	2014	2013	2012
Unvested restricted stock	103,500	169,649	113,426

13.                Major Clients

The Company operates in only one business segment, contract seismic data acquisition and processing services. The major clients in fiscal 2014, 2013 and 2012 have varied. Sales to these clients, as a percentage of operating revenues that exceeded 10%, were as follows:

	2014	2013	2012
A	16%	19%	—
B	13%	17%	—
C	12%	—	—
D	—	—	21%

The Company does not believe that it is dependent upon one client.

14.                Commitments and Contingencies

From time to time, the Company is a party to various legal proceedings arising in the ordinary course of business. Although the Company cannot predict the outcomes of any such legal proceedings, management believes that the resolution of pending legal actions will not have a material adverse effect on the Company’s financial condition, results of operations or liquidity as the Company believes it is adequately indemnified and insured.

The Company experiences contractual disputes with its clients from time to time regarding the payment of invoices or other matters. While the Company seeks to minimize these disputes and maintain good relations with its clients, the Company has in the past, and may in the future, experience disputes that could affect its revenues and results of operations in any period.

The Company has non-cancelable operating leases for office space in Midland, Houston, Denver, Oklahoma City, Pittsburgh and Calgary, Alberta.

The following table summarizes payments due in specific periods related to the Company’s contractual obligations with initial terms exceeding one year as of September 30, 2014.

	Payments Due by Period (in 000’s)
	Total	Within 1 Year	2-3 Years	4-5 Years	After 5 Years
Operating lease obligations (office space)	$2,534	$984	$1,105	$318	$127

Some of the Company’s operating leases contain predetermined fixed increases of the minimum rental rate during the initial lease term. For these leases, the Company recognizes the related expense on a straight-line basis and records deferred rent as the difference between the amount charged to expense and the rent paid. Rental expense under the Company’s operating leases with initial terms exceeding one year was $965,000, $900,000 and $805,000 for fiscal 2014, 2013 and 2012, respectively.

As of September 30, 2014, the Company had unused letters of credit totaling approximately $233,000. The Company’s letters of credit principally back obligations associated with the Company’s self-insured retention on workers’ compensation claims. Effective in fiscal 2012, the Company was no longer self-insured for workers’ compensation claims after October 1, 2011. The unused letters of credit outstanding at September 30, 2014 are associated with workers’ compensation claims outstanding prior to October 1, 2011.

15.                Rights Agreement

On July 8, 2009, the Board of Directors of the Company authorized and declared a dividend to the holders of record at the close of business on July 23, 2009 of one Right (a “Right”) for each outstanding share of the Company’s common stock. When exercisable, each Right will entitle the registered holder to purchase from the Company a unit consisting of one one-hundredth of a share (a “Fractional Share”) of Series A Junior Participating Preferred Stock, par value $1.00 per share, of the Company (the “Preferred Shares”), at a purchase price of $130.00 per Fractional Share, subject to adjustment (the “Purchase Price”). The description and terms of the Rights are set forth in a Rights Agreement (the “Rights Agreement”) effective as of the close of business on July 23, 2009 as it may from time to time be supplemented or amended between the Company and Computershare Shareowner Services LLC (formerly Mellon Investor Services LLC), as Rights Agent. The Rights Agreement replaced the previous rights plan that was originally adopted in 1999 which expired on July 23, 2009.

Initially, the Rights are attached to all certificates representing outstanding shares of Common Stock. The Rights will only separate from the Common Stock and a “Distribution Date” will only occur, with certain exceptions, upon the earlier of (i) ten days following a public announcement that a person or group of affiliated or associated persons (an “Acquiring Person”) has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of Common Stock, or (ii) ten business days following the commencement of a tender offer or exchange offer that would result in a person’s becoming an Acquiring Person. In certain circumstances, the Distribution Date may be deferred by the Board of Directors.

The Rights are not exercisable until the Distribution Date and will expire at the close of business on July 23, 2019, unless earlier redeemed or exchanged by the Company as described below.

In the event (a “Flip-In Event”) that a person becomes an Acquiring Person (except pursuant to a tender or exchange offer for all outstanding shares of Common Stock at a price and on terms that a majority of the directors of the Company who are not, and are not representatives, nominees, Affiliates or Associates of, an Acquiring Person or the person making the offer determines to be fair to and otherwise in the best interests of the Company and its shareholders (a “Permitted Offer”)), each holder of a Right will thereafter have the right to receive, upon exercise of such Right, a number of shares of Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a Current Market Price (as defined in the Rights Agreement) equal to two times the exercise price of the Right. Notwithstanding the foregoing, following the occurrence of any Triggering Event, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by or transferred to an Acquiring Person (or by certain related parties) will be null and void in the circumstances set forth in the Rights Agreement. However, Rights are not exercisable following the occurrence of any Flip-In Event until such time as the Rights are no longer redeemable by the Company as set forth below.

In the event (a “Flip-Over Event”) that, at any time from and after the time an Acquiring Person becomes such, (i) the Company is acquired in a merger or other business combination transaction (other than certain mergers that follow a Permitted Offer), or (ii) 50% or more of the Company’s assets, cash flow or earning power is sold or transferred, each holder of a Right (except Rights that are voided as set forth above) shall thereafter have the right to receive, upon exercise, a number of shares of common stock of the acquiring company having a Current Market Price equal to two times the exercise price of the Right. Flip-In Events and Flip-Over Events are collectively referred to as “Triggering Events.”

At any time until ten days following the first date of public announcement of the occurrence of a Flip-In Event, the Company may redeem the Rights in whole, but not in part, at a price of $0.01 per Right, payable, at the option of the Company, in cash, shares of Common Stock or such other consideration as the Board of Directors may determine. After a person becomes an Acquiring Person, the right of redemption is subject to certain limitations in the Rights Agreement.

At any time after the occurrence of a Flip-In Event and prior to a person’s becoming the beneficial owner of 50% or more of the shares of Common Stock then outstanding or the occurrence of a Flip-Over Event, the Company may exchange the Rights (other than Rights owned by an Acquiring Person or an affiliate or an associate of an Acquiring Person, which will have become void), in whole or in part, at an exchange ratio of one share of Common Stock, and/or other equity securities deemed to have the same value as one share of Common Stock, per Right, subject to adjustment.

Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends.

On October 8, 2014, the Company entered into a first amendment to the Rights Agreement rendering the Rights Agreement inapplicable to the Merger Agreement (as defined below) and the transactions contemplated thereby.

16.               Recently Issued Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09 that introduces a new five-step revenue recognition model in which an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This ASU also requires disclosures sufficient to enable users to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers, including qualitative and quantitative disclosures about contracts with customers, significant judgments and changes in judgments, and assets recognized from the costs to obtain or fulfill a contract. This standard is effective for fiscal years beginning after December 15, 2016, including interim periods within that reporting period. The standard permits the use of either the retrospective or cumulative effect transition method. The Company is currently evaluating the new guidance to select a transition method and determine the impact it will have on its consolidated financial statements.

17.                Concentrations of Credit Risk

Financial instruments that potentially expose the Company to concentrations of credit risk at any given time may consist of cash and cash equivalents, money market funds and overnight investment accounts, short-term investments in certificates of deposit, trade and other receivables and other current assets. At September 30, 2014 and 2013, the Company had deposits with domestic and international banks in excess of federally insured limits. Management believes the credit risk associated with these deposits is minimal. Money market funds seek to preserve the value of the investment, but it is possible to lose money investing in these funds.

The Company’s sales are to clients whose activities relate to oil and natural gas exploration and production. The Company generally extends unsecured credit to these clients; therefore, collection of receivables may be affected by the economy surrounding the oil and natural gas industry or other economic conditions. The Company closely monitors extensions of credit and may negotiate payment terms that mitigate risk.

18.                Subsequent Events

Quarterly Dividend

On November 10, 2014, the Company’s Board of Directors approved the payment on December 8, 2014 of an $.08 per share quarterly cash dividend to Company’s shareholders of record at the close of business on November 24, 2014. The quarterly dividend represents an aggregate distribution of approximately $645,000 based on outstanding number of shares of Common Stock as of the declaration date, or approximately $2,580,000 on an annualized basis.

Pending Merger Transaction

On October 8, 2014, the Company entered into a Merger Agreement (the “Merger Agreement”) with TGC Industries, Inc., a Texas corporation (“TGC”), and Riptide Acquisition Corp., a Texas corporation and a wholly owned subsidiary of TGC (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company, with the Company continuing after the merger as the surviving entity and a wholly owned subsidiary of TGC.

The Merger Agreement has been approved by both companies’ boards of directors. Under the terms of the Merger Agreement, at the effective time of the Merger (the “Effective Time”) TGC will amend its certificate of formation to change its name to “Dawson Geophysical Company” (the “Name Change”). Immediately prior to the Effective Time, TGC will effect a reverse stock split with respect to its common stock, par value $0.01 per share (“TGC Common Stock”), on a one-for-three ratio (the “Reverse Stock Split”) to reduce the total number of shares of TGC Common Stock outstanding from approximately 22,001,125 to approximately 7,333,708. After giving effect to the Reverse Stock Split, in connection with the Merger each issued and outstanding share of common stock, par value $0.33-1/3 per share of the Company (the “Company Common Stock”) (other than shares of Company Common Stock owned by TGC, Merger Sub or the Company or any wholly owned subsidiary of the Company) will be automatically converted into the right to receive 1.760 shares of TGC split-effected Common Stock.

The parties have made customary representations and warranties and agreed to customary covenants in the Merger Agreement. In addition, the Company and TGC have each agreed to certain pre-closing covenants in the Merger Agreement, including, among other things, covenants that the Company and TGC will, and will cause its subsidiaries to, during the period between the date of the Merger Agreement and the Effective Time, conduct its business only in the ordinary course of business consistent with past practice and that each of the Company and TGC will not engage in certain types of transactions without the consent of the other during such period.

The Company is required to pay TGC a termination fee of $2.0 million in the event the Merger Agreement is terminated because:

•                          an acquisition proposal relating to at least 50% of the Company’s common stock or assets is made public and subsequent to such public announcement,

•                           the Merger Agreement is terminated due to (1) the Merger not closing on or before March 31, 2015 (or, in certain circumstances, May 31, 2015), (2) the Company’s shareholders not approving the Merger Agreement or (3) the Company breaching or failing to perform any of its representations and warranties, covenants or agreements in the Merger Agreement, and

•                           the Company enters into a definitive agreement relating to an acquisition proposal within one year after termination of the Merger Agreement;

•                          the Company’s board of directors changes, or fails to reaffirm when requested by TGC, its recommendation that the Company’s shareholders approve the Merger Agreement; or

•                          the Company enters into a superior proposal.

Furthermore, either the Company or TGC will have to pay to the other party out-of-pocket expenses, including all fees and expenses payable to all legal, accounting, financial, public relations and other professional advisors arising out of, in connection with, or related to the Merger, up to a maximum of $1.5 million in the aggregate, if the Merger Agreement is terminated under certain circumstances.

Completion of the Merger is subject to certain customary conditions.

19.                Quarterly Consolidated Financial Data (Unaudited)

	Quarter Ended
	December 31	March 31	June 30	September 30
Fiscal 2014:
Operating revenues	$68,181,000	$76,766,000	$54,166,000	$62,570,000
(Loss) income from operations	$(4,967,000)	$2,822,000	$(9,228,000)	$(6,531,000)
Net (loss) income	$(2,897,000)	$1,652,000	$(7,493,000)	$(3,882,000)
Basic (loss) income per share attributable to common stock	$(0.36)	$0.20	$(0.94)	$(0.49)
Diluted (loss) income per share attributable to common stock	$(0.36)	$0.20	$(0.94)	$(0.49)
Fiscal 2013:
Operating revenues	$76,629,000	$83,350,000	$75,647,000	$69,673,000
Income (loss) from operations	$5,194,000	$10,598,000	$6,851,000	$(2,463,000)
Net income (loss)	$2,928,000	$6,279,000	$4,063,000	$(2,790,000)
Basic income (loss) per share attributable to common stock	$0.36	$0.78	$0.50	$(0.35)
Diluted income (loss) per share attributable to common stock	$0.36	$0.78	$0.50	$(0.35)

Basic and diluted (loss) income per share attributable to common stock are computed independently for each of the quarters presented. Therefore, the sum of quarterly basic and diluted information may not equal the annual basic and diluted (loss) income per share attributable to common stock.